UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 7, 2008

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

12276 Wilkins Avenue, Rockville, MD	20852
(Address of Principal Executive Offices)	(Zip Code)

(301) 770-3099

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 7, 2008, Nabi Biopharmaceuticals (the “Company”) entered into a Letter Agreement with Jordan Siegel dated February 27, 2008 (the “Letter Agreement”). Mr. Siegel is the Company’s Senior Vice President, Finance, Chief Financial Officer and Treasurer.

Under the Letter Agreement, the Company confirmed that Mr. Siegel could continue to be employed or engaged by both Biotest Pharmaceuticals Corporation (“Biotest”) and the Company until March 28, 2008. Mr. Siegel also is serving as the Chief Financial Officer of Biotest. On December 4, 2007, Biotest acquired the Company’s Biologics strategic business unit assets and Corporate Shared Services group assets (other than cash, cash equivalents and accounts receivable) and the Company’s Boca Raton, Florida headquarters and real properties.

As a result of signing the Letter Agreement and continuing as the Chief Financial Officer and Chief Accounting Officer of the Company through the filing on February 28, 2008 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 3007, all of Mr. Siegel’s unvested restricted stock that would have vested through 2009 and all of his unvested stock options issued under the Company’s equity inventive plans immediately vested. Also under the Letter Agreement, because Mr. Siegel continued as Chief Financial Officer and Chief Accounting Officer of the Company through the filing on the 10-K, if Mr. Siegel provides a release to the Company when he resigns as an officer of the Company, (i) he will receive a one-time cash bonus of $42,900 in lieu of all other bonuses for 2008 to which he may be entitled under the Company’s 2008 VIP Management Incentive Plan, (ii) all of Mr. Siegel’s remaining unvested restricted stock will immediately vest and (iii) all of Mr. Siegel’s stock option agreements shall be automatically amended to provide that all stock options outstanding under those agreement shall be exercisable for 12 months from the date of his resignation.

This description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ending March 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: March 12, 2008

By:  /s/    Raafat Fahim

        Name: Raafat Fahim, Ph.D.

        Title: President and Chief Executive Officer